Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Announces Select Preliminary Unaudited Financial Results

for Fourth Quarter Fiscal 2021

New Prague, Minnesota – August 9, 2021 – Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced select preliminary unaudited financial results for the three months ended June 30, 2021 (“Q4 FY 2021”).

For Q4 FY 2021, the Company expects to report:

•	Net revenue of between $9.3 million and $9.5 million, compared to $6.9 million for the three months ended June 30, 2020 (“Q4 FY 2020”), driven primarily by strong growth in home care revenue.

•	Operating income of between $0.5 million and $0.7 million, compared to $1.3 million in Q4 FY 2020. The prior year period benefitted from $0.9 million of government stimulus income from the Provider Relief Fund established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).

•	The recent data security incident did not have a material impact on either revenue or operating income in the period and is described in a separate press release issued on August 9, 2021.

•	Cash of approximately $11.9 million and no debt as of June 30, 2021.

Kathleen Skarvan, President and Chief Executive Officer of Electromed, commented, “We expect to report strong quarterly net revenue in our fiscal fourth quarter with 37% year over year growth at the midpoint of our preliminary estimated revenue range. We are pleased with our progress, especially given the challenges caused by the Covid-19 pandemic. I am extremely proud of our entire team’s dedication to ensuring that our SmartVest® Airway Clearance devices continue to reach patients needing high frequency chest wall oscillation during the pandemic.

“We are providing select preliminary financial results due to our participation in Canaccord Genuity’s 41st Annual Growth Conference on August 11, 2021, and to inform shareholders that the data security incident disclosed on August 9, 2021 did not have a material impact on our fiscal fourth quarter financial results. We look forward to providing additional financial details when we release our fourth quarter and full year fiscal 2021 financial results later this month.”

The foregoing preliminary unaudited financial information for the fourth quarter ended June 30, 2021 is based upon estimates and subject to completion of our financial closing procedures and external audit process. Such financial information has been prepared by management solely on the basis of currently available information. The preliminary unaudited financial information does not represent and is not a substitute for a comprehensive statement of financial results, and our actual results may differ materially from these estimates because of final adjustments, the completion of our financial closing procedures, including the pending audit of the company’s annual financial statements, and other developments after the date of this release.

The Company will announce the date and time of its fourth quarter fiscal 2021 financial results conference call in a separate press release.

About Electromed, Inc.

Electromed, Inc. manufactures, makes, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992. Further information about the Company can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the duration, extent and severity of the COVID-19 pandemic, including its effects on our business, operations and employees as well as its impact on our customers and distribution channels and on economies and markets more generally; the competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the homecare distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets, as well as other factors we may describe from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Mike MacCourt, Chief Financial Officer	Kalle Ahl, CFA
(952) 758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608

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